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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 19, 2005

                                  TOROTEL, INC.
             (Exact name of registrant as specified in its charter)

           Missouri                        1-8125                44-0610086
(State or other jurisdiction of          (Commission          (I.R.S. Employer
        incorporation)                    File Number)       Identification No.)

                           620 North Lindenwood Drive
                                Olathe, KS 66062
                (Address of principal executive office)(Zip Code)

                                 (913) 747-6111
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.01         Changes in Control of Registrant.

     On September 19, 2005, the Caloyeras Family Partnership (NV), LLC (the "Caloyeras Partnership") filed a third amendment to its joint Schedule 13D (the "13D/A") filing with the Securities and Exchange Commission (the "Commission") with respect to the securities of Torotel, Inc.(hereinafter, "Torotel" or the "Company"). The 13D/A was jointly filed with Basil P. Caloyeras, Aliki S. Caloyeras and Alexandra Z. Caloyeras (Basil P. Caloyeras, Aliki S. Caloyeras, Alexandra Z. Caloyeras and the Caloyeras Partnership being referred to herein as the "Caloyeras Family").

     In the 13D/A, the Caloyeras Family made the following disclosures:

          [T]he Reporting Persons are considering their options in terms of amending Torotel's Articles of Incorporation and Bylaws to eliminate the staggered term of Torotel's directors and the cumulative voting rights. To that end, the Reporting Persons plan to nominate certain individuals, who have not been identified as of this date, to serve as directors of Torotel. Alternatively, the Reporting Persons are considering removing certain current directors of Torotel and filling certain vacancies on the Board of Directors. In addition, the Reporting Persons are considering their options in terms of terminating the Employment Agreements of Torotel's Chief Executive Officer and Chief Financial Officer.

     The 13D/A further indicates that the Caloyeras Family, together with Torotel shareholders Howard Lehrhoff & Nasreen Babu-Khan Jt Ten, Gary & Shirley Wiglesworth, and Clyde R. & Darlene M. Beaver Jt Ten (Howard Lehrhoff & Nasreen Babu-Khan Jt Ten, Gary & Shirley Wiglesworth, and Clyde R. & Darlene M. Beaver Jt Ten are, collectively, referred to herein as the "Additional Control Shareholders"), had given their proxies to vote their respective shares at the Company's annual shareholders' meeting on September 19, 2005 to Peter B. Caloyeras and Basil P. Caloyeras.

     According to the 13D/A, the Caloyeras Family, together with the Additional Control Shareholders, own a majority of the outstanding stock of the Company.

     At the Company's annual shareholders' meeting held at the Company's corporate headquarters in Olathe, Kansas, on September 19, 2005, the same day as the filing of the 13D/A with the Commission, Mr. Peter B. Caloyeras, who is the sole shareholder and president of the general partner of the Caloyeras Partnership, and who has the proxies to vote the Torotel shares owned by the Caloyeras Family and the Additional Control Shareholders, and Mr. Basil P. Caloyeras appeared at the Company's annual shareholders' meeting, represented by counsel. Mr. Peter Caloyeras and Mr. Basil Caloyeras indicated at such meeting that the Caloyeras Family and the Additional Control Shareholders intended to submit new resolutions for consideration at the Company's annual shareholders' meeting (collectively, the "Caloyeras Proposal").

     On grounds that the Caloyeras Proposal was not properly presented, in accordance with the requirements for submitting shareholder proposals for consideration at the Company's annual shareholders' meeting, as clearly articulated in the Company's proxy statement to shareholders filed with the Commission on August 19, 2005, and the Company's Form 8-K dated April 26, 2005, with respect to the annual shareholders' meeting, the Company did not permit Messrs. Caloyeras to present the Caloyeras Proposal for a vote of Torotel's shareholders. The Company's annual meeting procedures require that


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shareholder proposals be submitted in advance so that all shareholders have advance notice of proposals to be considered at the annual shareholders' meeting.

     After the Company had refused to permit consideration of the Caloyeras Proposal, counsel for Messrs. Caloyeras indicated that, as the proxy for the Caloyeras Family and the Additional Control Shareholders, Messrs. Caloyeras would revoke their proxies and would not vote on any matter to come before the Company's annual meeting. As a result, the Company did not have a quorum for the purposes of continuing the annual meeting of the shareholders under Missouri General and Business Corporation Act. Accordingly, the Company adjourned the annual meeting of the shareholders until such time that a quorum may be presented or represented at such meeting.

     The Company believes that the consolidation of the voting power of the Caloyeras Family and the Additional Control Shareholders, as described herein, constitutes a change of control of the Company. Pursuant to that consolidation of voting power, the Company believes, the Caloyeras Family and the Additional Control Shareholders have acquired control of the Company, owning, in the aggregate, 51% of the Company's outstanding common stock.

     As described above, as a control group, the Caloyeras Family and the Additional Control Shareholders have indicated in the Caloyeras Proposal their intention, as expressed in the 13D/A, to remove certain directors serving on the board of directors, to fill the vacancies on the board of directors created by that removal by electing the nominees of the Caloyeras Family and the Additional Control Shareholders, and to terminate the employment of Torotel's chief executive officer and chief financial officer.

Item 8.01         Other Events.

     As described above under item 5.01, the Company adjourned its annual meeting of the shareholders on September 19, 2005, until such time that a quorum may be presented or represented at such meeting.



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                                  Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     TOROTEL, INC.




                                     By:       /s/  H. James Serrone
                                              ----------------------------------
                                              Vice President of Finance and
                                              Chief Financial Officer



Date:  September 21, 2005